Exhibit 99.1
C O R R E C T I O N -- Marathon Oil Corporation

In the news release, Marathon Oil Completes Eagle Ford Acquisition, issued 27-Dec-2022 by Marathon Oil Corporation over PR Newswire, we are advised by the company that in the 3rd paragraph, "67 net boepd (22 net bopd of oil)" should instead read "67,000 net boepd (22,000 net bopd of oil)". The complete, corrected release follows:

Marathon Oil Completes Eagle Ford Acquisition

HOUSTON, Dec. 27, 2022 /PRNewswire/ -- Marathon Oil Corporation (NYSE: MRO) today announced the completion of its acquisition of the Eagle Ford assets of Ensign Natural Resources for a total cash consideration of $3.0 billion after taking into account closing adjustments. The acquisition was previously announced on November 2, 2022.

"We are pleased to announce the close of our acquisition of Ensign's high-quality assets in the core of the Eagle Ford Shale," said chairman, president, and CEO Lee Tillman. "This acquisition satisfies every element of our disciplined acquisition criteria. It's immediately accretive to our key financial metrics, it will drive higher shareholder distributions consistent with our operating cash flow driven Return of Capital framework, it's accretive to our inventory life with attractive locations that immediately compete for capital, and it offers truly compelling industrial logic given our existing Eagle Ford footprint and our track record of execution excellence in the play."

The assets acquired from Ensign Natural Resources (99% operated, 97% working interest) span Live Oak, Bee, Karnes, and Dewitt Counties across the condensate, wet gas, and dry gas phase windows of the Eagle Ford. Marathon Oil believes it can deliver maintenance level production from the acquired asset of 67,000 net boepd (22,000 net bopd of oil) with approximately 1 rig and 35 to 40 wells to sales per year. The Company’s valuation of the asset was based off this maintenance level program and does not include any synergy credits or upside redevelopment opportunity. Acquired tangible assets are eligible for full expensing for the purpose of income tax optimization, including potential deferral of AMT.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; the Bakken, North Dakota, the STACK and SCOOP in Oklahoma and the Permian in New Mexico, complemented by a world-class integrated gas business in Equatorial Guinea.

Our Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of our multi-basin portfolio. For more information, please visit www.marathonoil.com

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713 296-1892
John Reid: 713 296-4380

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the benefits of the Ensign acquisition (including accretion to key financial metrics and impacts to the Company's inventory and shareholder distributions), production levels, rig count, wells to sales and other statements regarding management's plans and objectives for future operations, are forward-looking statements. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "future," "guidance," "intend," "may," "outlook," "plan," "positioned," "project," "seek," "should," "target," "will," "would," or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: the ultimate amount of cash consideration to be paid in the transaction due to closing adjustments or otherwise; the risk that the Ensign assets do not perform consistent with our expectations, including with respect to future production or drilling inventory; conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company's hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; unexpected events that may impact distributions from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; impacts of the Inflation Reduction Act of 2022; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.